Stock Option Exchange Program Overview and Q&A Session for Employees May 30, 2007: 3:00 p.m. and 7:30 p.m. EDT May 31, 2007: 10:00 a.m. and 7:30 p.m. EDT June 12, 2007: 10: 00 a.m. EDT June 13, 2007: 3:00 p.m. EDT

Welcome Conference will last about 90 minutes Phone lines are in listen-only mode during the conference Questions must be submitted online via the conference Q&A tool

Dan Bird Director, Corporate Compensation Boston Scientific Steve Van Putten Executive Compensation Practice Leader Watson Wyatt Worldwide

Our Compensation Strategy and Objectives Current Situation Stock Option Exchange Program Overview How the Program Works What You Need To Do How To Make an Election

Boston Scientific's compensation strategy is designed to meet the needs of both the organization and our employees and is aligned with our overall business objectives It is our goal to design compensation programs that are competitive, performance-based and cost- effective We continually evaluate our plans to ensure they are competitive and continue to meet our goals- and ultimately drive long-term growth and performance

Purpose of the long-term incentive plan Attract and retain key employees by providing them with valuable long-term rewards Encourage employees to contribute to business strategies that lead to sustained profitable growth and increased share value for all shareholders Align the long term interests of employees with those of the Company and its shareholders

Recent stock price performance has resulted in nearly 20% of the options granted being currently "out-of-the-money" or "underwater" That is, the exercise price is higher than current stock price Many of you have expressed concern about the current value of these options Boston Scientific continues to pay expenses on these outstanding options Outstanding unexercised shares cause potential dilution in shareholders interests

All eligible employees will be offered the opportunity to exchange their outstanding eligible stock options for a deferred stock unit (DSU) award Eligible options include those with an exercise price equal to or greater than $25.00 Program is voluntary Options exchanges of unexercised eligible options can be made on a grant-by-grant basis only Number of DSUs received is determined by an exchange ratio for each grant The new vesting of the DSUs received is based on the vesting of the entire grant being exchanged

A deferred stock unit is not an actual share of stock. It is a promise to deliver a share of stock if you remain employed at the company as of the unit's vesting date. Deferred Stock Units (DSUs) Stock Options The Grant Commitment to provide a specific number of shares after vesting period Opportunity to purchase a specific number of shares in the future at the market price as of the option grant date. Value Actual stock price on any given day Based on appreciation of stock price after grant Ownership At vesting After options are vested and exercised (purchased) Life N/A 10 years from grant date Tax Implications Taxed at vesting, generally as ordinary income; provisions may vary outside the US Taxed at exercise, generally as ordinary income; provisions may vary outside the US

Active employees who are eligible stock option holders Except members of the Executive Committee and Board of Directors Employees must be employed by Boston Scientific on the date the election period commences and the effective date of the exchange Program offer period runs from May 22 through June 18 The offer to exchange options for DSUs expires on Monday, June 18, 2007 at 11:59 p.m. Eastern Daylight Savings Time

If you decide to participate in the exchange program, eligible stock option grants will be exchanged according to a fixed ratio for deferred stock units (DSU), called the exchange ratio Includes vested and unvested stock options Does not include any exercised options The number of DSUs you will receive is based on the exercise price of the options you are exchanging DSUs will be rounded down to the nearest whole number You can only opt to exchange an entire stock option grant, not a portion of a grant

Exercise Price Exchange Ratio Less than $25.00 Not eligible for exchange program $25.00 to $30.00 4 options for 1 DSU $30.01 to $40.00 7 options for 1 DSU Over $40.00 8 options for 1 DSU

Jane Smith was granted 1,000 options at an exercise price of $26.89 If she decides to participate in the exchange program, she will receive 250 DSUs based on an exchange ratio of 4:1 1000/4 = 250 David Doe was granted 500 options at an exercise price of $34.79 and 500 options at $41.98 If he elects to exchange both grants, he will receive 133 DSUs based on an exchange ratio of 7:1 and 8:1 500/7 = 71.4 rounded to 71 plus 500/8 = 62.5 rounded to 62 equals 133 DSUs Example 1: Example 2: Exercise Price Exchange Ratio Less than $25.00 Not eligible for exchange program $25.00 to $30.00 4 options for 1 DSU $30.01 to $40.00 7 options for 1 DSU Over $40.00 8 options for 1 DSU

Your new DSUs will be subject to a new vesting schedule based on the vesting status of your stock options as follows: * Determined by the percentage vested as of June 18, 2007 Exchanged Options New DSUs 0 to ^ 33% vested 25% per year/4 years > 33% to ^ 66% vested 33% per year/3 years > 66% to < 100% vested 50% per year/2 years 100% vested 100% after 1 year

Jane Smith's grant of 1,000 options is currently 50% vested Her 250 DSUs will vest 33%, or 1/3rd, each year over 3 years After 3 years, Jane will own 250 shares of common stock David Doe's first grant of 500 options is vested at 75% and his second grant of 500 options is vested at 25% The 71 DSUs from the first grant will vest 50%, or 1/2, each year over 2 years The 62 DSUs from the second grant will vest 25%, or 1/4, each year over 4 years After 2 years, David will own 71 shares of common stock and after 4 years, he will own an additional 62 shares for a total of 133 shares Example 1: Example 2: Exercise Price Exchange Ratio Less than $25.00 Not eligible for exchange program $25.00 to $30.00 4 options for 1 DSU $30.01 to $40.00 7 options for 1 DSU Over $40.00 8 options for 1 DSU

Example 1: Bob Jones' grant of 1,000 options with an exercise price of $26.89 is currently 25% vested Bob exercised 150 options, leaving 850 options outstanding He exchanges his 850 options at an exchange ratio of 4:1 for 212 DSUs which will vest 25%, or 1/4 , each year over 4 years After 4 years, Bob will own 212 shares of common stock Remember: Option exchanges are on a grant-by-grant basis - each individual option grant is exchanged for DSUs separately Option grants must be exchanged in whole - no partial exchanges Exercise Price Exchange Ratio Less than $25.00 Not eligible for exchange program $25.00 to $30.00 4 options for 1 DSU $30.01 to $40.00 7 options for 1 DSU Over $40.00 8 options for 1 DSU

Summary of eligible options, number surrendered and total DSUs Enter your options in the appropriate table depending on their exercise price and choose Y or N to exchange

Your investment strategy and goals Your level of risk tolerance Your career plans The overall economic environment The stock market performance The industry climate Our business performance Taxable impact

The grant price of your unexercised eligible options The current Boston Scientific stock price The number of DSUs you would receive based on the exchange ratio The following slides illustrate several scenarios which demonstrate the value of DSUs versus options at different exchange ratios. Because stock options provide only incremental value, and DSUs offer the full value of a share, fewer DSUs are required to deliver equivalent value. It is important to focus on the value of the DSUs, not on the number of shares.

4:1 Exchange for Options $25.00 - $30.00

7:1 Exchange for Options $30.01 - $40.00

8:1 Exchange for Options Over $40.00

Offer to Exchange document Frequently asked questions (FAQ) and answers Personalized summary of eligible option grants Exchange worksheet 2000 and 2003 Incentive Plan documents All materials can be found on the Exchange Program Portal at https://www.corp-action.net/Bostonscientific/. Employees should be sure to review all of the available materials before making their decision about whether to participate in the exchange program.

Carefully review all of the materials Speak with your financial and/or tax advisor Review your personalized summary of eligible stock option grants online at the Stock Option Exchange Program Portal Use the interactive Exchange Program Worksheet to estimate the number of DSUs you would receive in an exchange

If you choose to participate in the program, you may make your election before the deadline on June 18, 2007 at 11:59 p.m. EDT online at the Stock Option Exchange Program Portal If you choose not to participate in the program, you don't need to do anything It is important to note that paper elections will not be accepted after June 18, 2007 at 11:59 p.m. EDT, even if they are mailed or postmarked before the deadline.

Log onto the Stock Option Exchange Program Portal at https://www.corp-action.net/Bostonscientific/. View documents with information about the program Select "Continue" to log in

Enter the 9-digit PIN number provided to you by Mellon via email on May 22

View additional documents about the program and access interactive Exchange Worksheet Select "Continue" make an election

STEP 1: Review the vesting requirements STEP 2: View your options that are eligible for exchange STEP 5: Accept terms and conditions of the program STEP 4: Make your election for each grant STEP 3: Review exchange ratios

Review your elections and print the page for your records Log out

This is a voluntary program - it is your choice to participate in the exchange program If you participate, you will exchange options you have been granted in the past for deferred stock units Your eligible stock options will be cancelled and replaced with a lesser number of DSUs Exchanges will be made at a ratio of 4:1, 7:1 or 8:1 depending on the exercise price of your options DSUs will be subject to a new vesting schedule You will forfeit any unvested shares if your employment at Boston Scientific terminates for any reason other than retirement, death or disability Boston Scientific cannot provide advice or make recommendations about participation in the program

Visit the Exchange Program Portal at https://www.corp- action.net/Bostonscientific/ Review frequently asked questions (FAQs) Read exchange documents Use the interactive Exchange Program Worksheet Contact Mellon Investor Resources Log on to view your account at www.melloninvestor.com just as you do with your stock options Call 800-718-2943 from within the U.S. or 201-680-6670 from outside the U.S. with questions Email questions to the BSC Equity Compensation Support email box at BSCEquityCompSupport@bsci.com We will send updates to the FAQs via email